Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of October 25, 2006 by and among MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc. (“Merrill Lynch”); SILICON VALLEY BANK (“SVB”) (SVB and Merrill Lynch each individually a “Lender”, and collectively the “Lenders”), SVB in its capacity as agent for the Lenders (in such capacity, the “Agent”), SVB and Merrill Lynch in their capacities as joint lead arrangers (in such capacity, the “Arrangers”), and PONIARD PHARMACEUTICALS, INC., a Washington corporation (“Borrower”) provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders.  The parties agree as follows:

1.                                      ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP.  The term “financial statements” includes the notes and schedules.  The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings as set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2.                                      LOANS AND TERMS OF PAYMENT

2.1          Promise to Pay.

Borrower hereby unconditionally promises to pay Lenders the unpaid principal amount of all Credit Extensions hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1.           Term Loan Facility.

(a)           Availability.  Subject to the terms and conditions of this Agreement, Lenders agree, severally and not jointly, to lend to Borrower, not later than October 31, 2006, an advance (the “Term Loan Advance”) in an aggregate amount equal to the Term Loan Commitment according to each Lender’s pro rata share of the Term Loan Commitment (based upon the respective Commitment Percentage of each Lender).  When repaid, the Term Loan Advance may not be re-borrowed.  If the Term Loan Advance is not properly requested by Borrower in accordance with the terms of this Agreement on or prior to October 31, 2006, Borrower shall immediately pay to Agent, for the benefit of Lenders, the sum of (i) all interest that would have been earned by the Lenders if the Term Loan had been advanced in its entirety on October 31, 2006, and the principal amount thereof repaid on each Payment Date through April 1, 2010 in accordance with the terms hereof, and (ii) the Final Payment.

(b)           Borrowing Procedure.  To obtain the Term Loan Advance, Borrower must notify Agent by facsimile or telephone by 12:00 p.m. Pacific time three (3) Business Days prior to the date the Term Loan Advance is to be made.  If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Agent a completed Payment/Advance Form in the form attached as Exhibit B (a “Payment Advance Form”).  On the Funding Date, each Lender shall credit and/or transfer (as applicable) to Borrower’s deposit account with SVB, an amount equal to its Commitment Percentage multiplied by the amount of the Term Loan Advance.  Each Lender may make the Term Loan Advance under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Term Loan Advance is necessary to meet Obligations which have become due.  Each Lender may rely on any telephone notice given by a person whom such Lender believes is a Responsible Officer or designee. Borrower shall indemnify each Lender for any loss Lender suffers due to such reliance.

2.2          Termination of Commitment to Lend.

Without limiting Lenders’ other rights hereunder, each Lender’s obligation to lend the undisbursed portion of the Obligations shall terminate if, in such Lender’s good faith business judgment, there has been a material adverse change in the business, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Agent prior to the execution of this Agreement.

2.3          Repayment of Credit Extensions.

(a)           Principal and Interest Payments On Payment Dates.

(i)            Commencing on November 1, 2006, and continuing thereafter on the first Business Day of each successive calendar month through April 1, 2010 (each a “Payment Date”), Borrower shall make equal monthly payments of principal, plus accrued interest (individually, the “Scheduled Payment”, and collectively, “Scheduled Payments”).  All unpaid principal and accrued interest is due and payable in full on April 1, 2010.  A Term Loan Advance may only be prepaid in accordance with Sections 2.3(d) and 2.3(e).

(ii)           Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.

(b)           Interest Rate.

(i)            Borrower shall pay interest on each Payment Date on the unpaid principal amount of each Term Loan Advance until the Term Loan Advance has been paid in full, at the per annum rate of interest equal to the Basic Rate determined by Agent as of the Funding Date for each Term Loan Advance in accordance with the definition of the Basic Rate.  Interest is computed on the basis of a 360 day year for the actual number of days elapsed.

(ii)           Any amounts outstanding during the continuance of an Event of Default shall bear interest at a per annum rate equal to five percent (5%) above the highest interest rate otherwise applicable thereto (the “Default Rate”).

(iii)          In no event shall the interest charged hereunder, with respect to the notes (if any) or any other obligations of Borrower under any Loan Documents exceed the maximum amount permitted under the laws of the State of California or of any other applicable jurisdiction.  Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any note or other Loan Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.  In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.  In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

(c)           Final Payment.  On the Maturity Date, Borrower shall pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to such Term Loan Advance, an amount equal to the Final Payment.

(d)           Mandatory Prepayment Upon an Acceleration.  If the Term Loan is accelerated following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay to Lenders an amount equal to the sum of:  (i) all payments of principal plus accrued interest due and owing on such date and not yet paid, plus (ii) all remaining payments of principal and all interest due to be paid on such principal payments in the future, plus (iii) the Final Payment, plus (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e)           Permitted Prepayment of Loans.   Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by Lenders under this Agreement, provided Borrower (i) provides written notice to Agent of its election to prepay the Term Loan at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all payments of principal plus accrued interest due and owing on such date and not yet paid, plus (B) all remaining payments of principal and all interest due to be paid on such principal payments in the future, plus (C) the Final Payment, plus (D) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(f)            Debit of Accounts.   Agent may debit any of Borrower’s deposit accounts including Account Number 3300474313 maintained with SVB for principal and interest payments or any amounts Borrower owes Agent or Lenders. Agent will promptly notify Borrower when it debits Borrower’s accounts.  These debits shall not constitute a set-off.

(g)           Payments.  All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4          Fees.

Borrower will pay to Agent:

(a)           Final Payment.  The Final Payment, when due;

(b)           Agent Expenses. All Agent Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the Closing Date, when due; and

(c)           Lender’s Expenses.  All Lender’s Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the Closing Date, when due.  Agent shall provide Borrower notice if the aggregate total amount of attorneys’ fees included in Agent Expenses and Lender’s Expenses is expected to exceed $20,000.

A good faith deposit of $50,000 has already been paid to Agent by Borrower and will be applied against the Agent Expenses and Lender’s Expenses.  Any portion of the deposit not utilized to pay Agent Expenses and Lender Expenses will be refunded to Borrower.

2.5          Additional Costs.

If any new law or regulation increases any Lender’s costs or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before 180 days prior to the date such Lender notifies Borrower of such increased costs.  Each Lender agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with such Lender’s customary practice.

3.                                      CONDITIONS OF LOANS

3.1          Conditions Precedent to Initial Credit Extension.

The Lenders’ agreement to make the initial Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation, subject to the condition precedent that Agent shall have received in form and substance satisfactory to the Agent the following:

(a)           this Agreement;

(b)           a certificate of the Secretary of Borrower with respect to articles, by-laws, incumbency, specimen signature and corporate resolutions authorizing the execution, delivery and performance of this Agreement;

(c)           Perfection Certificate by Borrower;

(d)           Intercreditor Agreement between the Lenders;

(e)           Warrants to Purchase Stock;

(f)            Financing statement (Forms UCC-1);

(g)           Deposit Account Control Agreements/Securities Account Control Agreements (SVB and other financial institutions);

(h)           Certificates evidencing Borrower’s equity ownership of NRX Manufacturing Group, Inc. together with an assignment executed in blank;

(i)            Evidence of insurance;

(j)            payment of the fees and Agent Expenses and Lender’s Expenses then due specified in Section 2.4 hereof;

(k)           Certificate of Foreign Qualification from the State of California;

(l)            Certificate of Good Standing/Legal Existence from the jurisdiction of incorporation;

(m)          A legal opinion issued to Agent and Lenders by counsel to Borrower, in form and substance satisfactory to Agent; and

(n)           such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

3.2          Conditions Precedent to all Credit Extensions.

The obligations of Lenders to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)           timely receipt of any Payment/Advance Form; and

(b)           the representations and warranties in Section 5 shall be true, correct and complete in all material respects on the date of the Payment/Advance Form and on the effective date of each Credit Extension; provided, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all respects as of that date, and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects.

4.                                      CREATION OF SECURITY INTEREST

4.1          Grant of Security Interest.

Borrower hereby grants Agent, for the ratable benefit of the Lenders; and to each Lender, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to the Agent, for the ratable benefit of the Lenders, and to each Lender the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral, subject to only Permitted Liens.

Except as noted on Section 4.1 of Borrower’s Disclosure Schedule, Borrower is not a party to, nor is bound by, any material license or other similar agreement with respect to which the Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.  Borrower shall provide written notice to Agent within ten (10) days of entering into or becoming bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition.  If such licenses or other agreements meet the definition of Collateral set forth in Section 13 of this Agreement, Borrower shall take such steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for such licenses or other agreements to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Collateral, whether now existing or entered into in the future.

Borrower agrees that any disposition of the Collateral in violation of this Agreement, by either the Borrower or any other Person, shall be deemed to violate the rights of the Lenders under the Code.  If the Agreement is terminated, Lenders’ and Agent’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations.  If Borrower shall at any time, acquire a commercial tort claim (as defined in the Code) or Letter-of-Credit Right, Borrower shall promptly notify Agent in a writing signed by Borrower of the brief details thereof and grant to Agent and Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Agent.

4.2          Authorization to File Financing Statements.

Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions, in order to perfect or protect Agent’s and Lenders’ interest or rights hereunder.

5.                                      REPRESENTATIONS AND WARRANTIES

Except as set forth in the Perfection Certificate or any Schedule, Borrower represents and warrants to Agent and each Lender as follows:

5.1          Due Organization and Authorization.

Each of Borrower and its Subsidiaries is duly organized, validly existing and in good standing in its state of incorporation and duly qualified to do business in, and in good standing in, each jurisdiction in which the nature of the business conducted by it or its ownership of property requires that it be qualified, except where the failure to be or do so could not reasonably be expected to cause a Material Adverse Change.  In connection with this Agreement, the Borrower delivered to the Agent a certificate signed by the Borrower and entitled “Perfection Certificate”.  The Borrower represents and warrants to the Agent and each Lender that: (a) the Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) the Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth the Borrower’s organizational identification number or accurately states that the Borrower has none; (d) the Perfection Certificate accurately sets forth the Borrower’s place of business, or, if more than one, its chief executive office as well as the Borrower’s mailing address if different; and (e) all other information set forth on the Perfection Certificate pertaining to the Borrower is accurate and complete in all material respects.  If the Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify the Agent of such organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2          Collateral.

Borrower has good title to the Collateral, free of Liens except Permitted Liens.  Borrower has no deposit account, other than the deposit accounts with Lenders and deposit accounts described in the Perfection Certificate delivered to Agent in connection herewith.  The Accounts are bona fide, existing obligations of the account debtors.  The Collateral is not in the possession of any third party bailee (such as a warehouse).  Except as hereafter disclosed to the Lenders in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate.  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Lenders and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Agent and Lenders.  All Inventory is in all material respects of good and marketable quality, free from material defects.

5.3          Intellectual Property.

Borrower and its Subsidiaries solely own, or have sufficient rights to use and otherwise exercise and exploit and license all Intellectual Property necessary or material for use in connection with their respective businesses as currently being conducted.  Neither Borrower nor any of its Subsidiaries has received any notice that any current activities of any of them may violate or infringe upon the patent rights of any Person.  Except as set forth on Section 5.3(i) of Borrower’s Disclosure Schedule, to the knowledge of Borrower, each Patent owned or licensed by Borrower or its Subsidiaries that is necessary or material for use in its business as currently conducted is enforceable and there is no existing or expected infringement (or challenge) by another Person of (or to) any of the Intellectual Property of Borrower or its Subsidiaries that could reasonably be expected to cause a Material Adverse Change.  Section 5.3(ii) of Borrower’s Disclosure Schedule sets forth, as of September 29, 2006, (i) all domestic and foreign registered patents and patent applications of Borrower; and (ii) all domestic and foreign registered and applied for trademarks, trade names and service marks of Borrower.  Borrower has no domestic or foreign copyrights or copyright registrations, nor does Borrower use any material unregistered copyrights in the ordinary course of its business.

5.4          Litigation.

Except as shown in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.5          No Material Deterioration in Financial Statements.

All consolidated financial statements for Borrower and its Subsidiaries, delivered to Agent were prepared in accordance with GAAP consistently applied during the periods involved (except in the case of unaudited interim statements, to the extent that they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Reports on Form 10-Q) and fairly present in all material respects Borrower’s consolidated financial condition as of the dates thereof and Borrower’s consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent.

5.6          Solvency.

Based on the financial condition of Borrower as of the Closing Date, the fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7          Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled”  by an “investment company”, or a “subsidiary” of an “investment company” under the Investment Company Act of 1940.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any Laws, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue its business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.

Neither Borrower, nor to the knowledge of Borrower, any of its Affiliates or agents acting on behalf of Borrower in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  Neither Borrower nor, to the knowledge of Borrower, any of its Affiliates or agents acting on behalf of Borrower in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.8          Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9          Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender (taken together with all such written certificates and written statements given to Agent or any Lender) contains any untrue statement of a material fact or omits to state a material fact necessary to make any representation, warranty or other statement contained in the certificates or written statements, in light of the circumstances under which they were made, not misleading as of the date such written representation, warranty or other statement was made, it being recognized by Agent and Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.

6.                                      AFFIRMATIVE COVENANTS

Borrower shall do all of the following for so long as Agent or any Lender has an obligation to make any Credit Extension, or there are outstanding Obligations:

6.1          Government Compliance.

Borrower shall maintain its and all Subsidiaries’ legal existence and good standing as a Registered Organization and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all Laws to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2          Financial Statements, Reports, Certificates.

(a)           Borrower shall deliver to Agent:  (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared unaudited consolidated financial statements, consisting of a balance sheet and income statement covering Borrower’s consolidated operations for the monthly period ending the last day of such month, together with a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C and in a form reasonably acceptable to Agent; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, or within five (5) days of filing with the SEC, if earlier, audited consolidated financial statements prepared under GAAP, consistently applied, together with the report of an independent registered accounting firm issued in connection therewith; (iii) within five (5) days of filing, copies of all reports on Form 10-K, Form 10-Q and Form 8-K filed with the SEC; (iv) financial projections and operating plans approved by the Borrower’s board of directors for each fiscal year not less than thirty (30) days prior to each such fiscal year; and (v) other financial information reasonably requested by Agent.  Borrower may comply with the requirements of clauses (ii) and (iii) above by maintaining an electronic link to its SEC reports on Borrower’s website.

(b)           Borrower will keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  Borrower shall allow, at the sole cost of Borrower, Agent to visit and inspect any of its properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of its operations and the Collateral, to verify the amount and age of the accounts, the identity and credit of the respective account debtors, to review the billing practices of Borrower and to discuss its respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be requested.  Notwithstanding the foregoing, such audits shall be conducted at Borrower’s expense no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.

(c)           (i) Borrower will give prompt written notice to Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which would reasonably be expected to result in a Material Adverse Change with respect to Borrower; (ii) Borrower shall provide to Agent evidence of the payments required to be made to AnorMED, Inc. pursuant to a License Agreement between them; and (iii) Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Agent of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.3          Inventory; Returns.

Borrower shall keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its account debtors shall follow Borrower’s customary practices as they exist at the Closing Date.  Borrower must promptly notify Agent of all returns, recoveries, disputes and claims, that involve more than $100,000.

6.4          Taxes.

Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Agent, on demand, appropriate certificates attesting to such payments.

6.5          Insurance.

Borrower shall keep its business and the Collateral insured for risks and in amounts, customary for similarly situated companies in Borrower’s industry as Lenders and Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Agent in Agent’s reasonable discretion.  All property policies shall have a lenders’ loss payable endorsement showing each Lender as an additional loss payee and all liability policies shall show the Lenders and Agent as an additional insured and all policies shall provide that the insurer must give Agent on behalf of Lenders at least 20 days notice before canceling its policy.  At Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Agent’s option, be payable to Agent on behalf of Lenders on account of the Obligations.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property; provided that (i) such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral, and (b) shall be deemed Collateral in which Agent has been granted a first priority security interest pursuant to the terms hereunder.

6.6          Primary Accounts.

(a)           In order to permit the Agent to monitor the Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain

Borrower’s, and such Subsidiaries’, primary depository and operating accounts and securities accounts with Agent or Agent’s Affiliates, which accounts shall represent at least 85% of the dollar value of the Borrower’s cash and cash equivalents at all financial institutions. Any Guarantor shall maintain all depository, operating and securities account with Agent.

(b)           Borrower shall identify to Agent, in writing, any bank or securities account opened by Borrower with any institution other than Agent.  In addition, for each such account that the Borrower or any Guarantor at any time opens or maintains, Borrower shall, at the Agent’s on behalf of Lenders request and option, pursuant to an agreement in form and substance acceptable to the Lenders and Agent cause the depository bank or securities intermediary to agree that such account is the Collateral of the Agent, on behalf of Lenders pursuant to the terms hereunder.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees.

6.7          Registration of Intellectual Property Rights.

Borrower shall:  (i) protect, defend and maintain the validity and enforceability of the Intellectual Property material to Borrower’s business; (ii) promptly advise Lenders in writing of material infringements of the Intellectual Property; and (iii) not allow any Intellectual Property material to the Borrower’s business to be abandoned, forfeited or dedicated to the public without Lenders’ written consent.

6.8          Financial Covenant.

Borrower shall maintain, as of the last day of each month, minimum unrestricted cash and cash equivalents in an amount not less than $7,500,000.

6.9          Use of Proceeds.

Borrower shall use the Term Loan for working capital needs.  No portion of the Term Loan will be used for personal, family, agricultural or household use.

6.10        Achievement of Milestones.

Not later than December 31, 2007, Borrower shall have provided evidence to Agent, satisfactory to Agent in its good faith business judgment, of both (a) positive Phase II data for the Picoplatin drug development program, and (b) commencement of enrollment of persons in a Phase III trial for Picoplatin.

6.11        Notice of Management Change.

Borrower shall notify Agent of the separation of any of the following parties from employment at Borrower within ten (10) days of such separation:  the Chief Executive Officer, the Chief Financial Officer, the Chief Medical Officer, any Senior Vice President, and any executive Vice President of Borrower.

6.12        Further Assurances.

Borrower shall execute any further documents, instruments and agreements and take further action as Agent reasonably requests to perfect or continue Agent’s for the benefit of Lenders security interest in the Collateral or to effect the purposes of this Agreement.

7.                                      NEGATIVE COVENANTS

Borrower shall not do any of the following without the Agent’s prior written consent, which shall not be unreasonably withheld or delayed, for so long as Agent or any Lender has an obligation to make Credit Extensions or there are any outstanding Obligations:

7.1          Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete Equipment; (iv) of assets constituting all or part of the Non-Core Technologies; (v) in connection with partnerships, joint ventures or similar arrangements (including out-licenses) relating to Borrower’s Picoplatin and future product development programs to the extent approved by Borrower’s board of directors; (vi) the manufacturing facility and other assets located in Denton, Texas as of the Closing Date; (vii) in connection with Permitted Liens and Permitted Investments; and (viii) other Transfers which in the aggregate do not exceed $100,000 in any fiscal year.

7.2          Changes in Business, Ownership, Management or Locations of Collateral.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or consummate any offering of equity securities, whether in a single transaction or a series of related transactions, following which the shareholders of Borrower who were shareholders immediately preceding such securities offering would, on a fully diluted basis, beneficially own less than 50% of the common stock of Borrower immediately after giving effect to the such transaction or transactions.  Borrower shall not, without at least thirty (30) days prior written notice to Agent: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in Borrower’s assets or property), or (ii) change its jurisdiction of organization, or (iii) change its status as a registered organization (within the meaning of the Code) in the State of Washington, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3          Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement;

(ii) Borrower is the surviving entity after such transaction is consummated (to the extent Borrower was a party thereto); and (iii) no material adverse change in financial position or outlook of the combined entity is reasonably likely to result. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4          Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5          Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, except that the Collateral may also be subject to Permitted Liens.  In addition, except as permitted by Section 7.1 of this Agreement, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber, or enter into any agreement, document, instrument or other arrangement (except with or in favor of the Agent and Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property.

7.6          Distributions; Investments.

(i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for (A) exchange of shares of Borrower’s common stock, payment of cash for any fractional shares and other transactions related to Borrower’s one-for-six reverse stock split effective September 22, 2006; (B) antidilution adjustments and repurchases, distributions and similar transactions (including payment of cash for any fractional shares) pursuant to the terms of outstanding convertible securities; and (C) semi-annual cash dividends payable pursuant to the terms of the Company’s outstanding Series I Convertible Exchangeable Preferred Stock not to exceed $251,000 in the aggregate for any such payment.

7.7          Transactions with Affiliates.

Except as approved by the majority of the disinterested members of Borrower’s board of directors, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non--affiliated Person, and (b) transactions with Subsidiaries not otherwise prohibited hereunder, including Permitted Investments in Subsidiaries and Permitted Indebtedness to and from Subsidiaries.

7.8          Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any material provision in any document relating to the Subordinated Debt.

7.9          Compliance with Anti-Terrorism Laws.

Agent hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws.  Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Borrower shall immediately notify Agent if Borrower has knowledge that Borrower or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Borrower will, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.10        Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other Law, if such failure or violation could reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.                                      EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1          Payment Default.

Borrower fails to pay any of the Obligations within three (3) Business Days after their due date. During the additional three Business Day period the failure to cure the payment default shall not constitute an Event of Default (but no Credit Extension shall be made during such cure period).

8.2          Covenant Default.

(a)           If Borrower fails to perform any obligation under Sections 6.2, 6.6, 6.8, 6.9 or 6.10 or violates any of the covenants contained in Section 7 of this Agreement, or

(b)           If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and any Lender and has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that (i) if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period) and (ii) if the default cannot by its nature be cured, then Borrower shall have a reasonable period (which shall not in any case exceed ten (10) days) to minimize the impact of the default such that the default is not material, and within such reasonable time period the default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such period).

8.3          Material Adverse Change.

A Material Adverse Change occurs.

8.4          Attachment.

(i) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon the Borrower seeking to attach, by trustee or similar process, any funds of the Borrower on deposit with the Lenders and/or Agent, or any entity under the control of Lenders and/or Agent (including a subsidiary); (iii) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iv) a judgment or other claim becomes a Lien on a material portion of Borrower’s assets; or (v) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice.  These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period).

8.5          Insolvency.

(i) Borrower is unable to pay its debts (including trade debts) as they become due; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within sixty (60) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed).

8.6          Other Agreements.

If there is a default in (a) the License Agreement between Borrower and AnorMED, Inc. due to Borrower’s failure to make any payment required thereunder; or (b) any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could result in a Material Adverse Change.

8.7          Judgments.

If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) Business Days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

8.8          Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Agent and/or Lenders or to induce Agent and/or Lenders to enter this Agreement or any Loan Document.

8.9          Criminal Proceeding.

The institution by any Governmental Authority of criminal proceedings against Borrower which are reasonably likely to result in a Material Adverse Change.

8.10        Subordinated Debt.

Any Person holding any Subordinated Debt terminates the applicable subordination agreement or asserts that it is terminated.

8.11        Lien Priority.

Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Borrower shall so assert.

9.                                      RIGHTS AND REMEDIES

9.1          Rights and Remedies.

When an Event of Default occurs and continues Agent may, without notice or demand, do any or all of the following:

(a)           Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent and/or Lenders);

(b)           Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or Lenders;

(c)           Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Agent considers advisable and notify any Person owing Borrower money of Agent’s for the benefit of Lenders’ security interest in such funds and verify the amount of such account.  Borrower shall collect all payments in trust for Agent for the benefit of Lenders and, if requested by Agent, immediately deliver the payments to Lenders in the form received from the account debtor, with proper endorsements for deposit;

(d)           Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.  Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates.  Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent for the benefit of Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(e)           Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Agent or Lenders owing to or for the credit or the account of Borrower;

(f)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property solely to the extent required in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Agent’s for benefit of Lenders; and

(g)           Place a “hold” on any account maintained with Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and

(h)           Dispose of the Collateral according to the Code or exercise any other right or remedy permitted hereunder, under any other Loan Document or under applicable Law.

9.2          Power of Attorney.

Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to:  (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Agent determines reasonable; (iv) make, settle, and adjust all claims under Borrower’s insurance policies; and (v) transfer the Collateral into the name of Agent for the benefit of Lenders or a third party as the Code permits.  Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Agent and Lenders are under no further obligation to make Credit Extensions hereunder.  Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lenders’ and Agent’s obligation to provide Credit Extensions terminates.

9.3          Accounts, Notification and Collection.

In the event that an Event of Default occurs and is continuing, Agent may notify any Person owing Borrower money of Agent’s security interest in the funds and verify and/or collect the amount of the Account.  Upon the occurrence and during the continuation of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Agent, and, if requested by Agent, Borrower shall immediately deliver such receipts to Agent in the form received from the account debtor, with proper endorsements for deposit.

9.4          Agent Expenses.

Any amounts paid by Agent as provided herein are Agent Expenses and are immediately due and payable and shall bear interest at the then applicable rate and be secured by the Collateral.  No payments by Agent shall be deemed an agreement to make similar payments in the future or Agent’s and Lenders’ waiver of any Event of Default.

9.5          Agent’s Liability for Collateral.

So long as the Agent and Lenders comply with reasonable banking practices regarding the safekeeping of Collateral, the Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6          Application of Proceeds.

Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a)  Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrower on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied:  first, to Agent Expenses; second, to Lender’s Expenses;

third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrower owing to Agent or any Lender under the Loan Documents.  Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

9.7          Remedies Cumulative.

Agent’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative.  Agent has all rights and remedies provided under the Code, by law, or in equity. Agent’s exercise of one right or remedy is not an election, and Agent’s waiver of any Event of Default is not a continuing waiver. Agent’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Agent and each Lender and then is only effective for the specific instance and purpose for which it was given.  Agent and Lenders shall have no obligation to marshal any assets in favor of Borrower or any Guarantor, or against or in payment of any of the other Obligations or any other obligation owed to Agent or Lenders by Borrower or any Guarantor.

9.8          Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10.                               NOTICES

Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service or by telefacsimile at the addresses listed below.  A party may change its notice address by written notice to the other party.

If to Borrower:	Poniard Pharmaceuticals, Inc. 7000 Shoreline Court South San Francisco, California 94080 Attn: Caroline Loewy, Chief Financial Officer Fax: (650) 583-3789

If to Agent or SVB:	Silicon Valley Bank 185 Berry Street, Suite 3000 San Francisco, California 94107 Attn: Peter Scott Fax: (415) 856-0810

If to Merrill Lynch:	Merrill Lynch Capital 222 N. LaSalle Street, 16th Floor Chicago, Illinois 60601 Attn: Account Manager for MLC/SVB/Poniard Fax: (866) 231-8408

11.                               CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower, Lenders and Agent each submit to the exclusive jurisdiction of the State and Federal courts in California and Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California.  NOTWITHSTANDING THE FOREGOING, THE AGENT SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE LENDERS’ OR AGENT’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

BORROWER, AGENT AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.                               GENERAL PROVISIONS

12.1        Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or Obligations under it without Agent’s prior written consent which may be granted or withheld in Agent’s discretion.  Lenders and Agent have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement, including, without limitation, an assignment to any Affiliate or related party.

12.2        Indemnification.

Borrower hereby indemnifies, defends and holds Agent and the Lenders and their respective officers, employees, and agents (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the Term Loan, except that Borrower shall not have any obligation hereunder to an Indemnitee with respect to any liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements caused by or resulting from the gross negligence or willful misconduct of any Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

12.3        Expenses.

Borrower hereby agrees to promptly pay (a) all reasonable costs and expenses of Agent (including, without limitation, the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by this Agreement and the Loan Documents, in connection with the performance by Agent of its rights and remedies this Agreement and under the Loan Documents and in connection with the continued administration of this Agreement and under the Loan Documents including: (i) any amendments, modifications, consents and waivers to and/or under this Agreement or any and all Loan Documents and (ii) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (b) without limitation of the preceding clause (a), all reasonable costs and expenses of Agent (including recordation and transfer taxes) in connection with the creation, perfection and maintenance of Liens pursuant to this Agreement and the Loan Documents, (c) without limitation of the preceding clause (a), all costs and expenses of Agent in connection with (i) protecting, storing, insuring, handling, maintaining or selling any Collateral; (ii) any litigation, dispute, suit or proceeding relating to this Agreement and any Loan Document; and (iii) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under this Agreement and any and all of the Loan Documents, and (d) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to this Agreement and any Loan Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under this Agreement or under any and all Loan Documents, provided, however, that to the extent that the costs and expenses referred to in this clause (d) consist of fees, costs and expenses of counsel, Borrower shall be obligated to pay such fees, costs and expenses for counsel to Agent and for only one counsel acting for all Lenders (other than Agent) and provided further that, in all cases and notwithstanding any other provision in this Agreement or the Loan Documents to the contrary, if Borrower prevails in any action or proceeding between Borrower and Agent and/or Lenders arising out of or relating to this Agreement and any Loan Documents, Borrower shall be entitled to recover from Agent and Lenders all attorneys fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.4        Right of Set-Off.

Borrower and any guarantor hereby grant to Agent for the ratable benefit of Lenders, a lien, security interest and right of set-off as security for all Obligations to Agent and each Lender, hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of the Agent (including an Agent subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES

WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.5        Time of Essence.

Time is of the essence for the performance of all Obligations in this Agreement.

12.6        Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7        Amendments in Writing, Integration.

All amendments to this Agreement must be in writing signed by Agent, each Lender and Borrower.  This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8        Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9        Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding.  The obligation of Borrower in Section 12.2 to indemnify each Lender and Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10      Administrative Agent.

(a)  Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.  Subject to the terms of the other Loan Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders.  The provisions of this Section 12.10 are solely for the benefit of Agent and Lenders and neither Borrower nor any Guarantor shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any Guarantor.  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with this Agreement or the Loan Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with this Agreement or the Loan Documents or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in this Agreement or the Loan Documents; (c) the satisfaction of any condition specified in this Agreement or the Loan Documents; (d) the validity, effectiveness, sufficiency or genuineness of this Agreement or the Loan Documents, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Event of Default; or (f) the financial condition of Borrower.  Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Each Lender shall, in accordance with its pro rata share of the Obligations, indemnify Agent (to the extent not reimbursed by Borrower) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with this Agreement or the Loan Documents or any action taken or omitted by Agent hereunder or thereunder.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so requested by Lenders until such additional indemnity is furnished.

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement and the Loan Documents.

Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent under this Agreement or any Loan Document (i) upon payment in full of all Obligations; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under this Agreement (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a responsible officer of Borrower as to the sale or other disposition of property being made in full compliance with the provisions of this Agreement).

Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such event and stating that such notice is a “notice of default”.  Agent will notify each Lender of its receipt of any such notice.  Agent shall take such action with respect to such event in accordance with the terms hereof.  Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default as it shall deem advisable or in the best interests of Lenders.

(b)  Agent may retire or be retired as Agent as follows:  (i) Agent may at any time give notice of its resignation to the Lenders and Borrower and upon receipt of any such notice of resignation, the Lenders shall have the right to appoint a successor Agent and (ii) following the occurrence of any Event of Default, Agent may be replaced and succeeded as Agent by any other Lender if so provided for under any intercreditor agreement among Lenders so long as such Lender shall give notice to Borrower promptly upon becoming such successor Agent.  Upon the acceptance of a successor’s appointment as Agent hereunder (or, in the case of the replacement of Agent by any other Lender as contemplated in clause (ii) of the preceding sentence, immediately upon such Lender becoming Agent), such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, the retiring Agent’s resignation shall become immediately effective and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents.  The provisions of this Loan Agreement and the other Loan Documents shall continue in effect for the benefit of any retiring Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

12.11      Arrangers.

Notwithstanding the provisions of this Agreement or any of the Loan Documents, the Arrangers shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

12.12      Confidentiality.

In handling any confidential information, Lenders and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Lenders’ and Agent’s subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lenders and Agent shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as reasonably required in connection with Lenders’ and Agent’s examination or audit; and (v) as Agent in its good faith business judgment deems necessary in exercising remedies under this Agreement.  Confidential information does not include information that either: (a) is in the public domain or in Lenders’ and/or Agent’s possession when disclosed to Lenders and/or Agent, or becomes part of the public domain after disclosure to Lenders and/or Agent; or (b) is disclosed to Lenders and/or Agent by a third party, if Lenders and/or Agent does not know that the third party is prohibited from disclosing the information.

12.13      Publicity.

Borrower will not directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Agent or any Lender or any of their Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except as required by Law, subpoena or judicial or similar order.  Agent and each Lender hereby acknowledge that Borrower is a public company subject to the reporting and disclosure requirements under federal and state securities laws and the Nasdaq Marketplace Rules, which Laws require public disclosure and discussion of the material terms of this transaction and the filing with the SEC of this Agreement and certain of the Loan Documents at and after the Closing Date.

Each Lender and Borrower hereby authorizes Merrill Lynch to publish the name of such Lender and Borrower, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Merrill Lynch elects to submit for publication.  In addition, each Lender and Borrower agrees that Merrill Lynch may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  With respect to any of the foregoing, Merrill Lynch shall provide Borrower with an opportunity to review and confer with Merrill Lynch regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Merrill Lynch may, from time to time, publish such information in any media form desired by Merrill Lynch, until such time that Borrower shall have requested Merrill Lynch cease any such further publication.

12.14      No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  The headings in this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

12.15      Effective Date.

Notwithstanding anything set forth in this Agreement or any Loan Document to the contrary, this Agreement and all of the Loan Documents shall not be effective until the date on which the Agent and each Lender executes this Agreement as indicated on the signature page to this Agreement.

13.                               DEFINITIONS

13.1        Definitions.

In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” means, SVB, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Agent Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Basic Rate” is, as of the Funding Date the per annum rate of interest (based on a year of 360 days) equal to the sum of (a) U.S. Treasury note yield to maturity for a term equal to thirty-six months as quoted in the Wall Street Journal on the Funding Date, plus (b) the Loan Margin.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Agent is closed.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code as adopted in California as amended and in effect from time to time.

“Collateral” is the property described on Exhibit A.

“Commitment Percentage” means with respect to (a) SVB, fifty percent (50%), and (b) Merrill Lynch, fifty percent (50%).

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is the Term Loan Advance, or any other extension of credit by any Lender for Borrower’s benefit.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the Maturity Date for the Term Loan Advance equal to the Loan Amount multiplied by the Final Payment Percentage.

“Final Payment Percentage” is 9.0%.

“Funding Date” is any date on which a Term Loan Advance is made to or on account of Borrower.

“GAAP” is generally accepted accounting principles.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a)           Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses, options to license or other rights to use and all license fees and royalties from the use;

(b)           Any trade secrets, including any inventions, and any intellectual property rights, including all licenses, options to license or other rights to use and all license fees and royalties from the use of such rights, and those for computer software and computer software products, now or later existing, created, acquired or held; and

(c)           All design rights which may be available to Borrower now or later created, acquired or held.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Law” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to Borrower in any particular circumstance.

“Lenders’ Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Letter-of-Credit Right” has the meaning set forth in the Code.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Amount” is the original principal amount of the Term Loan Advance.

“Loan Documents” are, collectively, this Agreement, any note or notes or guaranties executed by Borrower or any Guarantor, and any other present or future document, instruments or agreement between Borrower and/or for the benefit of Lenders and Agent in connection with this Agreement, all as amended, extended or restated.

“Loan Margin” is three percentage points.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is: (i) a material impairment in the perfection or priority of Lenders’ security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is April 1, 2010.

“Non-Core Technologies” are those products, product lines, and technologies that Borrower’s board of directors, in its good faith business judgment, determines are not appropriate for future development by Borrower, including STR (including holmium and samarium technologies), Annexin, TGFb, and humanized antibodies.

“Obligations” are debts, principal, interest, Final Payment, Prepayment Fee, Agent Expenses, Lender’s Expenses, and other amounts Borrower owes Lenders and/or Agent now or later and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lenders and/or Agent.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations in part of the same.

“Payment Date” is defined in Section 2.3(a).

“Permitted Indebtedness” is:

(a)           Borrower’s indebtedness to Lenders and Agent under this Agreement or the Loan Documents;

(b)           Indebtedness existing on the Closing Date and shown on the Perfection Certificate;

(c)           Subordinated Debt;

(d)           Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(e)           Indebtedness secured by Permitted Liens;

(f)            Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(g)           Other Indebtedness not otherwise permitted by Section 7.4 not exceeding $100,000 in the aggregate outstanding at any time; and

(h)           Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)           Investments shown on the Perfection Certificate and existing on the Closing Date; and

(b)           (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) SVB’s certificates of deposit issued maturing no more than 1 year after issue, and (iv) any other investments administered through the Lenders;

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)           Investments accepted in connection with Transfers permitted by Section 7.1;

(e)           Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $50,000 in the aggregate in any fiscal year;

(f)            Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)            Investments in connection with Transfers permitted by Section 7.1 or in connection with a transaction approved by Borrower’s board of directors, a significant purpose of which is to in-license, receive an option to in-license or develop technology with a third party;

(j)            Investments permitted by Section 7.3; and

(k)           Other Investments not otherwise permitted by Section 7.7 not exceeding $50,000 in the aggregate outstanding at any time.

“Permitted Liens” are:

(a)           Liens existing on the Closing Date and shown on the Perfection Certificate or arising under this Agreement or other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Agent’s security interests;

(c)           Purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the equipment and the proceeds of the equipment;

(d)           Leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower’s business or pursuant to Section 7.1 of this Agreement and any interest or title of a lessee. licensee or licensor under such leases, licenses or sublicenses;

(e)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(f)            Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7; and

(g)           Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions, provided that Agent has a perfected security interest in the amounts held in such deposit accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Proceeds” has the meaning described in the Code as in effect from time to time.

“Registered Organization” means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

“Repayment Period” is a period of time equal to forty-two (42) consecutive months commencing on November 1, 2006.

“Responsible Officer” is each of the Chief Executive Officer, the Chief Financial Officer and the Principal Accounting Officer of Borrower.

“Schedule” is any attached schedule of exceptions.

“Scheduled Payment” is defined in Section 2.3(a).

“SEC” is the U.S. Securities and Exchange Commission.

“Subordinated Debt”  is debt incurred by Borrower subordinated to Borrower’s debt to Lenders (pursuant to a subordination agreement entered into between the Agent, the Borrower and the subordinated creditor), on terms acceptable to Agent.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Supporting Obligation” means a letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

 “Term Loan” is a Term Loan Advance of Fifteen Million Dollars ($15,000,000).

“Term Loan Advance” or “Term Loan Advances” is defined in Section 2.1.1(a).

“Term Loan Commitment” means with respect to each Lender, the total amount of the Credit Extensions which may be made hereunder.  With respect to SVB this means an amount of up to $7,500,000, with respect to Merrill Lynch this means an amount of up to $7,500,000.

“Trademarks” are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA) PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

(Signatures are on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PONIARD PHARMACEUTICALS, INC.

	By:	/S/ Gerald McMahon
	Name:	Gerald McMahon
	Title:	Chairman, President and
Chief Executive Officer

AGENT:

SILICON VALLEY BANK

	By:	/S/ Peter Scott
	Name:	Peter Scott
	Title:	Senior Vice President

LENDERS:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc.

	By:	/S/ Chris York
	Name:	Chris York
	Title:	Vice President

SILICON VALLEY BANK

	By:	/S/ Peter Scott
	Name:	Peter Scott
	Title:	Senior Vice President

Effective as of October 25, 2006

EXHIBIT A

The Collateral consists of all right, title and interest of Borrower in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, financial assets, whether now owned or hereafter acquired, wherever located; all Supporting Obligations and all of the Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and Proceeds thereof.

All Letter-Of-Credit Rights (whether or not the letter of credit is evidenced by a writing); and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Provided, however, the Collateral does not include any Intellectual Property

Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property.  To the extent a court of competent jurisdiction holds that a security interest in any Intellectual Property is necessary to have a security interest in any accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property, then the Collateral shall, effective as of the Closing Date, include the Intellectual Property, to the extent (and only to the extent) necessary to permit perfection of the Lenders’ security interest in such accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the Intellectual Property.

EXHIBIT B

Loan Payment/Advance Request Form

Fax To:	Date:

LOAN PAYMENT:

Poniard Pharmaceuticals, Inc. (Borrower)

From Account #	To Account #

(Deposit Account #)	(Loan Account #)

Principal $	and/or Interest $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature	Phone Number:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #

(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature	Phone Number:

OUTGOING WIRE REQUEST

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00 pm, P.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):

Intermediary Bank:	(For International Wire Only)
Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):

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EXHIBIT C

Compliance Certificate

TO:                                               SILICON VALLEY BANK, as Agent

FROM:                            PONIARD PHARMACEUTICALS, Inc.

The undersigned authorized officer of Poniard Pharmaceuticals, Inc. certifies that under the terms and conditions of the Loan and Security Agreement among Borrower, Lenders and Agent (the “Agreement”), (i) Borrower is in compliance for the period ending                         with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date (except for those representations and warranties expressly referring to a specific date, which were true and correct in all respects as of that date).  Attached are the required documents supporting the certification.  In addition, the undersigned certifies that (1) Borrower has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) no liens has been levied or claims made against Borrower relating to unpaid employee payroll or benefits which Borrower has not previously notified in writing to Agent.  The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes	No

Annual (CPA Audited)	FYE within earlier of 180 days or 5 days after filing with SEC	Yes	No

Financial Projections approved by Board	Annually at least 30 days prior to fiscal year end	Yes	No

Financial Covenant	Required	Complies

Minimum cash and cash equivalents, measured at the end of each month	$7,500,000	Yes	No

Achievement of Milestones not later than December 31, 2007.  (Attach evidence per Section 6.10)

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Sincerely,	Date:

Verified:
Signature		AUTHORIZED SIGNER
Date
Title
	Compliance Status:	Yes ☐ No ☐
Date: